Exhibit 99.1




                      Stephen Russell, Chairman & CEO
                      Celadon Group, Inc.
                      One Celadon Drive
                      Indianapolis, IN 46235
                      317-972-7000



In Chicago
Woody Wallace
847-564-5610

FOR IMMEDIATE RELEASE
August 11, 1999

          CELADON ANNOUNCES COMPLETION OF $26 MILLION ZIPP ACQUISITION
                        PLANS EXCESS EQUIPMENT WRITE OFF
                    COMPLETES NEW $60 MILLION BANK AGREEMENT

Indianapolis, IN - Celadon Group, Inc. (Nasdaq: CLDN) today announced it has completed the previously announced asset purchase of Indianapolis-based Zipp Express, Inc. "Zipp is a major carrier to and from Mexico as well as its having a strong base of business in the Midwest. Zipp operates a relatively new fleet of about 270 tractors and 800 trailers," Stephen Russell, Chairman and CEO of Celadon reported.

In calendar year 1998, Zipp had $38 million in revenue and an operating ratio of 89.8% Russell noted. Celadon paid $26 million cash which included approximately $10 million to pay off equipment debt of Zipp, he explained.

Robert Goldberg, chief operating officer of Celadon, stated that Zipp's key management have signed employment contracts. Major Zipp customers include Cummins Engine, Ford, General Electric, General Motors, Navistar and Xerox, he said. "We believe this acquisition of Zipp will further strengthen our position in the market between the U.S. and Mexico as well as within the Midwest region. Zipp is an excellent company with strong management, top drivers and excellent customers," he added.

Mr. Goldberg further stated that, "Celadon anticipates the acquisition will provide enhancements in equipment utilization similar to what occurred after its acquisition of Gerth. Therefore, Celadon plans to dispose of a group of its own older equipment and related items that will no longer be needed. The effect of upgrading its fleet through this disposition will result in a non-cash charge of approximately $3.0 million in the company's first fiscal quarter to end September 30, 1999," he related.

In addition, Celadon also announced it has completed a new $60 million banking facility with ING Barings at a very competitive rate relative to its previous $30 million facility at another institution. The new arrangement includes a $30 million revolving loan and a $30 million term loan.

Celadon is a truckload company specializing in the transport of goods from the United States and Canada to and from Mexico. The company has approximately 2,300 line haul tractors and 6,800 trailers, after accounting for the Zipp acquisition.